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                                                                      Exhibit 12


                                          RATIO OF EARNINGS TO FIXED CHARGES
                                               (DOLLARS IN THOUSANDS)
                                              INTEREST COVERAGE RATIOS

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                                                 12 MONTHS ENDED                      YEARS ENDED DEC 31,
                                                  JUNE 30, 1999      1998        1997        1996        1995        1994
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
Income from continuing operations
  before provision for income taxes........             $227,044     $218,882    $223,800    $186,460    $131,812    $146,532

Add:
  Interest on long-term debt...............              136,828      120,275     124,357     126,933     110,227      89,526

  Interest on short-term debt and other....                9,736       12,260      10,879      18,151      16,847       7,257

  Portion of rents representative of
  the interest factor......................               19,994       20,152      17,548      16,537      15,346      15,329
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Income as adjusted.........................             $393,602     $371,569    $376,584    $348,081    $274,232    $258,644
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Fixed Charges

  Interest on long-term debt...............             $136,828     $120,275    $124,357    $126,933    $110,227     $89,526

  Interest on short-term debt..............                9,736       12,260      10,879      18,151      16,847       7,257

  Portion of rents representative of
  the interest factor......................               19,994       20,152      17,548      16,537      15,346      15,329
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  Pre-tax Preference Stock Dividend
   Requirements............................                    0            0         570       2,100       2,100      11,262
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Fixed Charges..............................             $166,558     $152,687    $152,784    $161,621    $142,420    $112,112
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RATIO OF EARNINGS TO FIXED CHARGES.........                 2.36         2.43        2.46        2.15        1.93        2.31
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